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TXU Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TXU Corp.

1601 Bryan Street

Dallas, Texas 75201

May 3, 2004

Dear Shareholder:

We are pleased to advise you that on April 26, 2004, TXU Corp. repurchased all of the Class B Preferred Membership Interests in TXU Energy Company held by funds affiliated with DLJ Merchant Banking Partners III, L.P. (DLJ Funds) and entities affiliated with Berkshire Hathaway, Inc. These were highly dilutive securities, exchangeable for over 57 million shares of common stock, with an expensive 9% coupon, issued in November 2002 when the Company had limited access to capital.

As you may know, Michael W. Ranger has been serving on the TXU Board of Directors as the designee of the DLJ Funds since 2003. Mr. Ranger has been a valued member of the board, bringing a fresh perspective and extensive industry knowledge.

Consequently, TXU waived its right to cause Mr. Ranger to immediately resign from the board upon the purchase of the DLJ Funds’ securities. We have also prevailed upon Mr. Ranger to continue to stand for election as a director and, if elected, to continue to serve as a director of TXU.

Because of this recent transaction with the DLJ Funds, we will no longer consider Mr. Ranger to be independent under the independence standards established by the TXU Board of Directors and the New York Stock Exchange. Mr. Ranger has resigned from the Nominating and Governance and Organization and Compensation committees of the board.

We wanted to advise you of these developments and that the Board of Directors continues to recommend the election of Michael W. Ranger as a director. If you need any assistance with your proxy voting, please contact TXU Shareholder Services at

1-800-828-0812.

Very truly yours,

/s/ Erle Nye	/s/ C. John Wilder

Erle Nye Chairman of the Board	C. John Wilder President and Chief Executive